Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-209080) of Nasdaq, Inc.,

(2)	Registration Statement (Form S-8 No. 333-196838) pertaining to Nasdaq, Inc. (f/k/a The NASDAQ OMX Group, Inc.) Equity Incentive Plan,

(3)	Registration Statement (Form S-8 No. 333-167724) pertaining to Nasdaq, Inc. (f/k/a The NASDAQ OMX Group, Inc.) Employee Stock Purchase Plan,

(4)	Registration Statement (Form S-8 No. 333-167723) pertaining to Nasdaq, Inc. (f/k/a The NASDAQ OMX Group, Inc.) Equity Incentive Plan,

(5)	Registration Statement (Form S-8 No. 333-110602) pertaining to The Nasdaq Stock Market, Inc. Equity Incentive Plan,

(6)	Registration Statement (Form S-8 No. 333-106945) pertaining to the Employment Agreement with Robert Greifeld of The Nasdaq Stock Market, Inc.,

(7)	Registration Statement (Form S-8 No. 333-76064) pertaining to The Nasdaq Stock Market, Inc. 2000 Employee Stock Purchase Plan,

(8)	Registration Statement (Form S-8 No. 333-72852) pertaining to The Nasdaq Stock Market, Inc. 2000 Employee Stock Purchase Plan, and

(9)	Registration Statement (Form S-8 No. 333-70992) pertaining to The Nasdaq Stock Market, Inc. Equity Incentive Plan;

of our reports dated February 28, 2018, with respect to the consolidated financial statements of Nasdaq, Inc. and the effectiveness of internal control over financial reporting of Nasdaq, Inc. included in this Annual Report (Form 10-K) of Nasdaq, Inc. for the year ended December 31, 2017.

New York, New York
February 28, 2018